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                                                                     EXHIBIT 4.4


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                                                     June 17, 1997



Morgan Stanley & Co. Incorporated
1285 Broadway
New York, New York 10285

                  Re: Underwriting Agreement dated May 22, 1997 (the "Underwriting Agreement") between Advanta
                        Mortgage Conduit Services, Inc. ("Advanta") and Morgan Stanley & Co. Incorporated (as
                        Representative of the Underwriters, the
                        "Representative")

Ladies and Gentlemen:

         Pursuant to the Underwriting Agreement, Advanta has undertaken certain financial obligations with respect to the indemnification of the Underwriter with respect to the Registration Statement, the Prospectus and the Prospectus Supplement described in the Designated Agreements. Any financial obligations of Advanta under the Underwriting Agreement, whether or not specifically enumerated in this paragraph, are hereinafter referred to as the "Joint and Several Obligations"; provided, however, that "Joint and Several Obligations" shall mean only the financial obligations of Advanta under the Underwriting Agreement (including the payment of money damages for a breach of any of Advanta's obligations under the Underwriting Agreement, whether financial or otherwise) but shall not include any obligations not relating to the payment of money.

         As a condition of their respective executions of the Underwriting Agreement, the Representative has required the undersigned, Advanta Mortgage Holding Company ("AMHC"), the parent corporation of Advanta, to acknowledge its joint-and-several liability with Advanta for the payment of the Joint and Several Obligations under the Underwriting Agreement.

         Now, therefore, the Underwriter, the Certificate Insurer and AMHC do hereby agree that:

         (i) AMHC hereby agrees to be absolutely and unconditionally jointly and severally liable with Advanta to the Representative for the payment of the Joint and Several Obligations under the Underwriting Agreement.


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         (ii)     AMHC may honor its obligations hereunder either by direct
                  payment of any Joint and Several Obligations or by causing any Joint and Several Obligations to be paid to the Representative by Advanta or another affiliate of AMHC.

         Capitalized terms used herein and not defined herein shall have their respective meanings as set forth in the Agreement.


                                           Very truly yours,

                                           ADVANTA MORTGAGE HOLDING COMPANY


                                           By: /s/ Mark T. Dunsheath
                                              -----------------------
                                              Mark T. Dunsheath
                                              Vice President

CONFIRMED AND ACCEPTED,
as of the date first above written:

MORGAN STANLEY & CO. INCORPORATED
as Representative of the Underwriters


By: /s/ Valerie Kay
   ----------------
   Valerie Kay
   Vice President






























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